Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13D, dated February 18, 2014 (the “Schedule 13D”), with respect to the Common Stock, of CM Finance Inc is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Schedule 13D.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 18th day of February, 2014.

STIFEL FINANCIAL CORP.

By: /s/ James M. Zemlyak
Name: James M. Zemlyak
Title: Senior Vice President and
Chief Financial Officer

STIFEL VENTURE CORP.

By: /s/ Bernard N. Burkemper
Name: Bernard N. Burkemper
Title: Treasurer